Exhibit 3.27

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF TRES PALACIOS GAS STORAGE LLC

THIS AMENDMENT TO THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TRES PALACIOS GAS STORAGE LLC (the “Amendment”) is made and entered into as of January 1, 2011, by Tres Palacios Gas Storage LLC, a Delaware limited liability company (the “Company”), and Inergy Midstream, LLC, a Delaware limited liability company (the “Member”).

RECITALS:

A. The Company is a limited liability company formed under the Delaware Limited Liability Company Act. The Company is governed by that certain Second Amended and Restated Limited Liability Company Agreement of Tres Palacios Gas Storage LLC, dated October 14, 2010 (the “LLC Agreement”).

B. The Company and Member desire to amend Section 7.1 of the LLC Agreement.

AGREEMENT

In consideration of the mutual promises and conditions contained herein, the parties hereto agree as follows:

1. Section 7.1 titled “General Provisions” is hereby amended by deleting such section in its entirety and by substituting, in lieu thereof the following:

The Member may Transfer all or any part of the Member’s Interest. Upon any Transfer to any transferee (a “Transferee”) of all or any part of the Member’s Interest, such Transferee will become a Member of the Company in place of the Member (a “Substitute Member”) only to the extent that the Member has expressly stated such intention in writing. Except to the extent that a Transferee becomes a Substitute Member, such Transferee will not be entitled to exercise any rights as a Member in the Company, including the right to vote, grant approvals, or give consents with respect to the applicable Interest, the right to require any information or accounting of the Company’s business or the right to inspect the Company’s books and records, but such Transferee will only be entitled to receive, to the extent of the Interest transferred to such Transferee, the Distributions attributable thereto. Notwithstanding the foregoing, the Member may grant security interests in and/or pledge all or any part of the Member’s Interest without limitation, in accordance with the covenants in (i) that certain Credit Agreement dated November 24, 2009, as may be amended, replaced, supplemented or superseded from time to time (the “Credit Agreement”) among the Company’s parent, Inergy, L.P., a Delaware limited partnership JPMorgan Chase Bank, N.A., as administrative agent and certain other financial institutions, (ii) any guaranties, deeds of trust, mortgages, security agreements, promissory notes, pledge agreements, escrow agreements, subordination agreements and/or other agreements, documents, instruments, contracts, financing statements or certificates entered into in connection with the Credit Agreement, as may be amended, replaced, supplemented or superseded from time to time (collectively with the Credit Agreement, the “Loan Documents”), or (iii) any future credit agreements or security documents related thereto, whether entered into with JPMorgan Chase Bank, N.A. or any other party.

2. Except as amended herein, the LLC Agreement shall be unamended and shall remain in full force and effect.

3. The Amendment made herein shall be effective, for all purposes upon the date set forth above.

The Company and the Member have executed this Amendment as of the date first written above.

TRES PALACIOS GAS STORAGE LLC

By:	INERGY MIDSTREAM, LLC, its sole Member

	By:	/s/ John J. Sherman
John J. Sherman, President

the Company

INERGY MIDSTREAM, LLC

By:	/s/ John J. Sherman
John J. Sherman, President

the Member

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